Filed pursuant to Rule 433

Registration Statement No. 333-226200

January 6, 2020

United Mexican States

Final Terms and Conditions

3.250% Notes due 2030

Issuer:	United Mexican States

Transaction:	3.250% Notes due 2030 (the “2030 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$3,050,000,000*

Ratings:	A3 (negative) / BBB+ (negative) / BBB (stable) (Moody’s / S&P / Fitch)**

Maturity Date:	April 16, 2030

Pricing Date:	January 6, 2020

Settlement Date:	January 16, 2020 (T+8)

Coupon:	3.250%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.468%, plus accrued interest, if any, from January 16, 2020

Reference Benchmark Treasury:	1.750% due November 15, 2029

Reference Benchmark Treasury Price and Yield:	99-14; 1.812%

Re-offer Spread over Benchmark:	+150 bps

Yield to Maturity:	3.312%

Interest Payment Dates:	April 16 and October 16 of each year, commencing April 16, 2020

Optional Redemption:	If redeemed prior to January 16, 2030 (three months prior to the Maturity Date), Make-whole Call calculated at Treasuries +25 bps; If redeemed on or after January 16, 2030 (three months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Gross Proceeds:	U.S.$3,033,774,000***

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2030 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.17%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAH33

CUSIP:	91087BAH3

Joint Book-Running Managers/Allocation:	BBVA Securities Inc. (25.0%) Citigroup Global Markets Inc. (25.0%) Credit Suisse Securities (USA) LLC (25.0%) Goldman Sachs & Co. LLC (25.0%)

*Note: The aggregate principal amount of 2030 Notes includes approximately U.S.$1,300,000,000 intended to fund the purchase of outstanding Preferred Tenders (as such term is defined in the Offer to Purchase, dated January 6, 2020, of Mexico) in the concurrent tender offer pursuant to the Offer to Purchase, and the amount may be adjusted based on final acceptances in the tender offer. Mexico will announce the amount of Preferred Tenders and Non-Preferred Tenders that it is accepting on January 7, 2020.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

***Note: The total gross proceeds amount may be adjusted in proportion to the adjustment, if any, to be made to the aggregate amount of 2030 Notes.

A prospectus dated November 19, 2018, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm. A preliminary prospectus supplement, subject to completion, dated January 6, 2020, for the 2030 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520001808/0001193125-20-001808-index.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2018 is available from the SEC’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312519269073/0001193125-19-269073-index.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1 (800) 422-8692, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, Credit Suisse Securities (USA) LLC toll-free at +1 (800) 820-1653 or Goldman Sachs & Co. LLC toll-free at +1 (800) 828-3182.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2030 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

United Mexican States

Final Terms and Conditions

4.500% Notes due 2050

Reopening

Issuer:	United Mexican States

Transaction:	4.500% Notes due 2050 (the “2050 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S.$800,000,000 (brings total size to $2,903,527,000)

Ratings:	A3 (negative) / BBB+ (negative) / BBB (stable) (Moody’s / S&P / Fitch)*

Maturity Date:	January 31, 2050

Pricing Date:	January 6, 2020

Settlement Date:	January 16, 2020 (T+8)

Coupon:	4.500%

Coupon Payment Frequency:	Semiannual

Issue Price:	107.873% of the principal amount of the 2050 Notes, plus accrued interest totaling U.S.$16,600,000 from, and including, July 31, 2019 to, but excluding, January 16, 2020, plus any additional accrued interest, if any, from January 16, 2020.

Reference Benchmark Treasury:	2.250% due August 15, 2049

Reference Benchmark Treasury Price and Yield:	99-04; 2.291%

Re-offer Spread over Benchmark:	+175 bps

Yield to Worst:	4.041%

Interest Payment Dates:	January 31 and July 31 of each year, commencing January 31, 2020

Optional Redemption:	If redeemed prior to July 31, 2049 (six months prior to the Maturity Date), Make-whole Call calculated at Treasuries +30 bps; If redeemed on or after July 31, 2049 (six months prior to the Maturity Date), at par (in each case, at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice).

Fungibility:	The 2050 Notes will be consolidated and form a single series with, and be fungible with, the outstanding U.S. $2,103,527,000 4.500% Global Notes due 2050 (ISIN US91087BAG59, CUSIP 91087BAG5), previously issued by Mexico.

Gross Proceeds:	U.S.$862,984,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Day Count:	30/360

Business Day Convention:	If any payment date for the 2050 Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	New York

Underwriting Discount:	0.19%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market Luxembourg

ISIN:	US91087BAG59

CUSIP:	91087BAG5

Joint Book-Running Managers/Allocation:	BBVA Securities Inc. (25.0%) Citigroup Global Markets Inc. (25.0%) Credit Suisse Securities (USA) LLC (25.0%) Goldman Sachs & Co. LLC (25.0%)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated November 19, 2018, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312518330259/d628017dsba.htm. A preliminary prospectus supplement, subject to completion, dated January 6, 2020, for the 2050 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312520001808/0001193125-20-001808-index.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2018 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312519269073/0001193125-19-269073-index.htm

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll-free at +1 (800) 422-8692, Citigroup Global Markets Inc. toll-free at +1 (800) 831-9146, Credit Suisse Securities (USA) LLC toll-free at +1 (800) 820-1653 or Goldman Sachs & Co. LLC toll-free at +1 (800) 828-3182.

SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT (CHAPTER 289 OF SINGAPORE) NOTIFICATION: The 2050 Notes in this offering are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.